EXHIBIT 10.22

RESTATED AMENDMENT #8 TO
CONSULTING AGREEMENT

This Restated Amendment #8 to Consulting Agreement, dated as of December 31, 2002, hereby amends the terms of that certain Consulting Agreement dated November 17, 1995, as amended, (hereinafter “Consulting Agreement”) by and between Parametric Technology Corporation, a Massachusetts corporation, having its principal business address at 140 Kendrick Street, Needham, Massachusetts 02494 (hereinafter “PTC”) and Michael E. Porter, an individual currently residing at 44 Green Hill Road, Brookline, Massachusetts 02146 (hereinafter “Consultant”).

Article 3 Services To Be Performed By Consultant, is hereby amended by adding the following Section 3.8:

3.8
Consultant is engaged pursuant to this Amendment #8 to Consulting Agreement, to participate in two (2) top management seminars (i.e. Chief Information Officer (CIO) seminar) consistent with the purposes and scope which Consultant was previously engaged to provide under Article 3 of the Consulting Agreement.

Article 4 Compensation And Expenses, is hereby amended by adding the following Section 4.9:

4.9
Compensation for services to be performed under Section 3.8. In connection with those services to be performed pursuant to Amendment #8 to Consulting Agreement (as described in Section 3.8 of the Consulting Agreement), Consultant shall receive: (i) an option to purchase 30,000 shares of PTC’s common stock, $.01 par value per share, under the terms of the Stock Option Agreement dated September 19, 2002 between PTC and the Consultant (a copy of which is attached hereto) and (ii) $15,000 for each top management seminar in which Consultant participates under Section 3.8.

Previous Amendment #8 Superceded: The parties agree that this Restated Amendment #8 to Consulting Agreement supercedes and replaces, in its entirety, that certain Amendment #8 to Consulting Agreement entered into as of September 19, 2002.

IN WITNESS WHEREOF, the parties have executed this Restated Amendment #8 to Consulting Agreement as of the date and year first above written.

Consultant	Parametric Technology Corporation

/s/ Michael E. Porter	/s/ C. Richard Harrison
Michael E. Porter	C. Richard Harrison President and Chief Executive Officer

No. 049330	30,000 Shares

PARAMETRIC TECHNOLOGY CORPORATION
2000 Equity Incentive Plan

Nonstatutory Stock Option Certificate

Parametric Technology Corporation (the “Company”), a Massachusetts corporation, hereby grants to the person named below an option to purchase shares of Common Stock, $0.01 par value, of the Company (the “Option”) under and subject to the Company’s 2000 Equity Incentive Plan (the “Plan”) exercisable on the terms and conditions set forth below and those attached hereto and in the Plan:

Name of Optionholder:	Michael E. Porter

Social Security Number

Number of Shares:	30,000

Option Price:	$ 2.10

Date of Grant:	September 19, 2002

Expiration:	September 19, 2007

Exercisability Schedule:

on or after        September 19, 2002, as to 50% of the shares,
on or after        March 19, 2003, as to 50% of the shares,

provided that Optionholder’s consulting agreement with the Company is not terminated earlier, in which event the Option, (i) to the extent exercisable at the date of such termination, may not be exercised as to any shares after the expiration of seven (7) months from the date of such termination, and (ii) to the extent not exercisable at the date of such termination, shall be canceled as to any such shares effective on the date of such termination.

This Option shall not be treated as an Incentive Stock Option under section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

By acceptance of this Option, the Optionholder agrees to the terms and conditions set forth above and those attached hereto and in the Plan.

OPTIONHOLDER		PARAMETRIC TECHNOLOGY CORPORATION

By:	/s/ MICHAEL E. PORTER	By:	/s/ C. RICHARD HARRISON
	Michael E. Porter		Name: C. Richard Harrison Title: President and Chief Executive Officer

PARAMETRIC TECHNOLOGY CORPORATION 2000 EQUITY INCENTIVE PLAN

Nonstatutory Stock Option Terms And Conditions

1.    Plan Incorporated by Reference.    This Option is issued pursuant to the terms of the Plan and may be amended as provided in the Plan. Capitalized terms used and not otherwise defined in this certificate have the meanings given to them in the Plan. This certificate does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference. The Committee administers the Plan and its determinations regarding the operation of the Plan are final and binding. Copies of the Plan may be obtained upon written request without charge from the Legal Department of the Company.

2.    Option Price.    The price to be paid for each share of Common Stock issued upon exercise of the whole or any part of this Option is the Option Price set forth on the face of this certificate.

3.     Exercisability Schedule.    This Option may be exercised at any time and from time to time for the number of shares and in accordance with the exercisability schedule set forth on the face of this certificate, but only for the purchase of whole shares. This Option may not be exercised as to any shares after the Expiration Date. This Option may be terminated by the Company before the Expiration Date as permitted by the Plan.

4.    Method of Exercise.    To exercise this Option, the Optionholder shall deliver written notice of exercise to the Company specifying the number of shares with respect to which the Option is being exercised accompanied by payment of the Option Price for such shares in cash, by certified check or in such other form, including, to the extent then permitted by the Committee, shares of Common Stock of the Company valued at their Fair Market Value on the date of delivery or a payment commitment of a financial or brokerage institution, as the Committee may approve. Promptly following such notice, the Company will deliver to the Optionholder a certificate representing the number of shares with respect to which the Option is being exercised.

5.    No Right To Employment.    No person shall have any claim or right to be granted an Option. Each employee of the Company or any of its Affiliates is an employee-at-will (that is to say that either the Participant or the Company or any Affiliate may terminate the employment relationship at any time for any reason or no reason at all) unless, and only to the extent, provided in a written employment agreement for a specified term executed by the chief executive officer of the Company or his duly authorized designee or the authorized signatory of any Affiliate. Neither the adoption, maintenance, nor operation of the Plan nor any Option hereunder shall confer upon any employee of the Company or of any Affiliate any right with respect to the continuance of his/her employment by the Company or any such Affiliate nor shall they interfere with the right of the Company (or Affiliate) to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

6.    Effect of Grant.    Optionholder shall not earn any Options granted hereunder until such time as all the conditions set forth herein and in the Plan which are required to be met in order to exercise the Option have been fully satisfied.

7.    Change of Control.    In order to preserve the Optionholder’s rights under the Option in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may at any time take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise of the Option, (ii) provide for payment to the Optionholder of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Option had the Option been exercised or paid upon the change in control, (iii) adjust the terms of the Option in a manner determined by the Committee to reflect the change in control, (iv) cause the Option to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Optionholder and in the best interests of the Company.

8.    Option Not Transferable.    This Option is not transferable by the Optionholder other than by will or the laws of descent and distribution, and is exercisable, during the Optionholder’s lifetime, only by the Optionholder. The naming of a Designated Beneficiary does not constitute a transfer.

9.    Termination of Employment or Engagement.    If the Optionholder’s status as an employee or consultant of (a) the Company, (b) an Affiliate, or (c) a corporation (or parent or subsidiary corporation of such corporation) issuing or assuming a stock option in a transaction to which section 424(a) of the Code applies, is terminated for any reason (voluntary or involuntary), (i) this Option shall not thereafter become exercisable as to any additional shares and (ii) if the period of exercisability for this Option following such termination has not been specified by the Board, the vested portion of this Option shall remain exercisable (to the extent not previously exercised) for ninety (90) calendar days after the day on which the Participant’s employment or engagement is terminated, whereupon this Option shall terminate; except that

(a)    If the Participant is on military, sick leave or other leave of absence approved by the Company, his or her employment or engagement with the Company will be treated as continuing intact if the period of such leave does not exceed ninety (90) days, or, if longer, so long as the Participant’s right to reemployment or the survival of his or her service arrangement with the Company is guaranteed either by statute or by contract; otherwise, the Participant’s employment or engagement will be deemed to have terminated on the 91st day of such leave.

(b)    If the Participant’s employment is terminated by reason of his or her retirement from the Company at normal retirement age, each Option then held by the Participant, to the extent exercisable at retirement, may be exercised by the Participant at any time within three (3) months after such retirement unless terminated earlier by its terms.

(c)    If the Participant’s employment or engagement is terminated by reason of his or her death, each Option then held by the Participant, to the extent exercisable at the date of death, may be exercised at any time within one year after that date (unless terminated earlier by its terms) by the person(s) to whom the Participant’s option rights pass by will or by the applicable laws of descent and distribution.

(d)    If the Participant’s employment or engagement is terminated by reason of his or her becoming permanently and totally disabled, each Option then held by the Participant, to the extent exercisable upon the occurrence of permanent and total disability, may be exercised by the Participant at any time within one (1) year after such occurrence unless terminated earlier by its terms. For purposes hereof, an individual shall be deemed to be “permanently and totally disabled” if he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Any determination of permanent and total disability shall be made in good faith by the Company on the basis of a report signed by a qualified physician.

10.    Compliance with Securities Laws.    It shall be a condition to the Optionholder’s right to purchase shares of Common Stock hereunder that the Company may, in its discretion, require (a) that the shares of Common Stock reserved for issuance upon the exercise of this Option shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company’s Common Stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933 with respect to the shares shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed purchase shall be exempt from registration under that Act and the Optionholder shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such shares by the Company shall have been taken by the Company or the Optionholder, or both. The certificates representing the shares purchased under this Option may contain such legends as counsel for the Company shall consider necessary to comply with any applicable law.

11.    Payment of Taxes.    The Optionholder shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld with respect to the exercise of the Option no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Optionholder. In the Committee’s discretion, the minimum tax obligations required by law to be withheld with respect to the exercise of the Option may be paid in whole or in part in shares of Common Stock, including shares retained from the exercise of the Option, valued at their Fair Market Value on the date of retention.

Adopted: February 10, 2000